UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2017

Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 2300,

Denver, Colorado 80290-2300

(Address of principal executive offices, including ZIP code)

(303) 837-1661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Senior Notes Offering

On December 12, 2017, Whiting Petroleum Corporation (the “Company”) commenced a private unregistered offering of $1.0 billion aggregate principal amount of its 6.625% senior notes due 2026 (the “Offering”). In conjunction with the Offering, on December 12, 2017, the Company entered into a purchase agreement (the “Purchase Agreement”), by and among the Company, as issuer, Whiting Oil and Gas Corporation, Whiting US Holding Company, Whiting Canadian Holding Company ULC, and Whiting Resources Corporation, as guarantors (the “Guarantors”), and J.P. Morgan Securities LLC, as representative of the several initial purchasers listed in Schedule A thereto (the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell and the Initial Purchasers agreed to purchase for resale in a private unregistered offering to eligible purchasers $1.0 billion aggregate principal amount of the Company’s 6.625% senior notes due 2026, guaranteed by the Guarantors. The Purchase Agreement requires that the Company enter into a registration rights agreement with respect to the 6.625% senior notes due 2026. The Offering is expected to close on December 27, 2017, subject to customary conditions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

The Purchase Agreement contains customary representations, warranties and covenants and includes the terms and conditions for the sale of the senior notes, indemnification and contribution obligations and other terms and conditions customary in an agreement of this type.

The Company intends to use the net proceeds from the Offering to redeem all of its outstanding 5.000% senior notes due 2019 (the “2019 Notes”) and pay related fees and expenses, including the redemption premium and accrued interest on the 2019 Notes.

The Company issued on December 12, 2017 a press release announcing the commencement of the Offering and a press release announcing the pricing of the Offering, copies of which are filed as Exhibit 99.1 and 99.2, respectively, and incorporated herein by reference. Such press releases are filed pursuant to Rule 135c under the Securities Act of 1933, as amended. Such press releases and the information contained in this report shall not constitute a notice of redemption for purposes of the redemption provisions of the indenture governing the 2019 Notes.

In addition, the Initial Purchasers and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for the Company for which they received or will receive customary fees and expenses. The Initial Purchasers and their respective affiliates may also, from time to time, enter into arm’s-length transactions with the Company in the ordinary course of their business.

The information contained in this report shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Credit Agreement Amendment

Also on December 12, 2017 and in connection with the Offering, the Company and its subsidiary Whiting Oil and Gas Corporation (“Whiting Oil and Gas”) entered into a Fifth Amendment (the “Fifth Amendment”) to the Sixth Amended and Restated Credit Agreement, dated as of August 27, 2014, among the Company, Whiting Oil and Gas, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as previously amended, the “Credit Agreement”). The Fifth Amendment amends the Credit Agreement to permit the Company to utilize borrowings under the Credit Agreement to redeem a portion of its outstanding 2019 Notes, subject to the Company raising at least $750,000,000 in aggregate principal amount of the senior notes in the Offering.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment. The Company is filing a copy of the Amendment as Exhibit 4.1 hereto, which is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(a)    Financial Statements of Businesses Acquired. Not applicable.

(b)    Pro Forma Financial Information. Not applicable.

(c)    Shell Company Transactions. Not applicable.

(d)    Exhibits. The exhibits listed in the Exhibit Index below are filed as part of this report.

EXHIBIT INDEX

Exhibit No.	Description

(1.1)	Purchase Agreement, dated December 12, 2017, by and among Whiting Petroleum Corporation, Whiting Oil and Gas Corporation, Whiting US Holding Company, Whiting Canadian Holding Company ULC and Whiting Resources Corporation, and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein, relating to the 6.625% Senior Notes due 2026.

(4.1)	Fifth Amendment to Sixth Amended and Restated Credit Agreement, dated as of December 12, 2017, among Whiting Petroleum Corporation, its subsidiary Whiting Oil and Gas Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto.

(99.1)	Press Release of Whiting Petroleum Corporation dated December 12, 2017.

(99.2)	Press Release of Whiting Petroleum Corporation dated December 12, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION

Date: December 13, 2017	By:	/s/ Michael J. Stevens
Michael J. Stevens
Senior Vice President and Chief Financial Officer